Citigroup Inc.
Capital Accumulation Program Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to [NAME] (the “Participant”) the award summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan (“DIRAP”), as amended and restated effective as of January 1, 2015. The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”). Deferred stock awards granted under the Capital Accumulation Program (“CAP”) are summarized, along with additional information, in the Capital Accumulation Program prospectus, and any applicable prospectus supplements (together, the “Prospectus”) and the Citigroup 2019 Stock Incentive Plan, as it may be further amended from time to time, or any successor stock incentive plan that may be approved by stockholders (the “Stock Incentive Plan”).

For the award to be effective, you must accept below acknowledging that you have received and read the Prospectus and this Agreement, including the Data Protection Statement. If you do not formally accept the terms and conditions of your award within the time period prescribed by Citigroup, the award summarized below will be withdrawn and canceled.

Summary of Participant’s CAP Deferred Stock Award (the “Stock Award”)

Award Date	[Date]
Number of shares	[ ]
Vesting dates (% each vesting date)
Pro-rata vesting over four years with the first vest being in January of the year follow the year in which the Award was granted. Pro-rata vesting over three years with the first vesting date being in February of the year following the year in which the Award granted (subject to post-vesting requirements) for Material Risk Takers in the U.K. and European Union, or elsewhere, as contemplated by local regulations. Awards to certain Material Risk Takers, such as Risk Manager and Senior Executives are subject to different vesting schedules. [The vesting schedules described above are indicative and may vary from year to year.]

Reference Business (for Performance Vesting Condition in Section 2(a))	[ ]
Length of sale restriction in Section 2(d) (if applicable)	[ ]

Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions) and the Prospectus (acknowledging hereby that I have read and that I understand such documents, which includes the Data Protection Statement), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

CITIGROUP INC.
CAPITAL ACCUMULATION PROGRAM AWARD AGREEMENT
TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Award described on the preceding Summary page (the “Stock Award” or the “Award”). Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors and any person with authority directly or indirectly delegated from the Committee.

1. Participant Acknowledgements. By accepting the Award, Participant acknowledges that:

(a)He or she has read and understands the Prospectus and these Terms and Conditions. Participant acknowledges that the official language of these documents is English, and that unofficial translations of program documents to a language Participant understands have been made available to Participant upon request to aid in his or her understanding of the official English-language versions.

(b)Participant understands that the Award and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he or she has no right to receive the Award, or any incentive award, that receipt of the Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)Because the Award is intended to promote employee retention, among other interests, the Award will be canceled if vesting conditions set forth herein are not satisfied or if a clawback provision is applied.

(d)Any actual, anticipated, or estimated financial benefit to Participant from the Award (or any other incentive award) is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)The value that may be realized from a Stock Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. Equity awards are intended to promote stock ownership and to align employees’ interests with those of stockholders. Any monetary value assigned to a Stock Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

2. Vesting Conditions. [The Award Agreement language regarding vesting conditions, clawbacks and transfer restrictions described below may be updated as needed to comply with or otherwise respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.]

Vesting of the Award is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date(s), unless otherwise provided in this Agreement. If the conditions to vesting are not satisfied as of the applicable vesting date(s) (including circumstances in which vesting occurs after termination of employment), unvested shares in a Stock Award will be subject to cancelation as set forth in this Agreement.

(a)    Performance Vesting Condition.

(i)    Each scheduled vesting of each portion of Participant’s Stock Award is subject to the following condition (a “Performance Vesting Condition”). If Participant’s Reference Business indicated on the Stock Award Summary on page 1 of this Agreement (the “Reference Business”) experiences a Pre-Tax Loss for the calendar year immediately preceding a vesting date (the “Performance Year”), the portion of the Stock Award that is scheduled to vest on such vesting date will be reduced by a percentage, determined as (1) the absolute value of the Pre-Tax Loss experienced by the Reference Business for such Performance Year, divided by (2) the absolute value of the highest Pre-Tax Profit experienced by the Reference Business for the three calendar years prior to the applicable Performance Year (such three-year period being the “Measurement Period”). The amount of “Pre-Tax Profit” (or “Pre-Tax Loss”) for each relevant calendar year is the amount of income (loss) from continuing operations before income taxes of the applicable Reference Business as shown in the Quarterly Financial Data Supplement for the quarter ended December 31 for each such year, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission. Notwithstanding the foregoing, in the event of any Pre-Tax Loss, there will be a minimum 20% reduction of the amount otherwise scheduled to vest.

(ii)    If the absolute value of the Pre-Tax Loss experienced by Participant’s Reference Business for the applicable Performance Year equals or exceeds the absolute value of the highest calendar year Pre-Tax Profit of the Reference Business during the Measurement Period, the entire portion of the Stock Award that was scheduled to vest immediately following the Performance Year will be canceled.

(iii)    Participant’s Reference Business is selected by the Committee, in its sole discretion, among the following business units with separate public financial statement reporting: Citigroup, Global Consumer Banking (“GCB”), and Institutional Clients Group (“ICG”). In appropriate cases, the Committee may provide in the Stock Award Summary that Participant’s Reference Business is attributed on a percentage basis to more than one of the three units, or is a Reference Business other than Citigroup, GCB, or ICG.

(iv)    The Performance Vesting Condition described in this Section 2(a) and other terms of the Award do not change during the deferral period of the Award, regardless of Participant’s status as an active or terminated employee or other change in employment status, except for Participant’s death. The Reference Business and the Performance Vesting Condition are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.
(b)    Citi Clawback. Any unvested shares in a Stock Award will be canceled or forfeited if the Committee, in its judgment, determines that (1) Participant received the Award based on materially inaccurate publicly reported financial statements, (2) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (3) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (4) Participant has engaged in “gross misconduct” as defined in Section 3(f) hereof (the “Citi Clawback”).

(c)    EU Clawback and CRD4 Clawback.

(i)     If Participant has been designated as a “MRT” (a “U.K MRT” or an “EU MRT” as defined in Section 2(e) below) and the Committee determines there is reasonable evidence that (1) Participant engaged in misconduct or committed material error or was involved in or was responsible for conduct which resulted in significant losses (as defined in Section 2(c)(iii) below) in connection with his or her employment or failed to meet appropriate standards of fitness and propriety, (2) the Company or Participant’s business unit (as defined in Section 2(c)(iii) below) has suffered a material downturn (as defined in Section 2(c)(iii) below) in its financial performance or (3) Participant was responsible for conduct that resulted in Citigroup or Participant’s business unit suffering a material failure of risk management (as determined in accordance with the factors listed in Section 2(c)(iv) below), the Committee in its judgment may determine that any unvested shares in an Award will be canceled or that the number of shares that is or may otherwise become distributable to Participant pursuant to this Agreement will be reduced pursuant to the EU Clawback in this Section 2(c)(i).

(ii)    If Participant has been designated a “U.K. MRT” (as defined in Section 2(e) below) and the Committee determines (1) that there is reasonable evidence that Participant participated in, or was responsible for, conduct which resulted in significant losses (as defined in Section 2(c)(iii) below) to Citigroup, (2) that there is reasonable evidence that Participant failed to meet appropriate standards of fitness and propriety, (3) there is reasonable evidence of employee misbehaviour or material error, or (4) that there is reasonable evidence that Participant was responsible for conduct that resulted in Citigroup or Participant’s business unit (as defined in Section 2(c)(iii) below) suffering a material failure of risk management (as determined in accordance with the factors listed in Section 2(c)(iv) below), the Committee may, in its judgment, require repayment or otherwise recover from Participant an amount corresponding to some or all of the shares in an Award at any time prior to the seventh anniversary (or the tenth anniversary if the conditions of Section 2(f) below have been satisfied) of the applicable Award Date set forth in the Award Summary on page 1. In determining whether to exercise the CRD4 Clawback in this Section 2(c)(ii), the Committee will take into account the factors it considers relevant in its judgment, and where the circumstances described in the preceding clause (4) arise, it will consider Participant’s proximity to the failure of risk management and his or her level of responsibility and any other factors it considers relevant including, without limitation, any investigation which may result in disciplinary action by the Company with respect to Participant or any investigation or other inquiry by a regulator which may result in an enforcement action with respect to Participant or the Company (whether or not formalized).

(iii)    For purposes of Section 2(c)(i) and Section 2(c)(ii), the term “significant losses” means any pre-tax losses that equal or exceed 5% of the absolute value of the revenue experienced by the Institutional Clients Group – EMEA for any calendar year. The amount of revenues for any calendar year is the amount of revenue for Institutional Clients Group – EMEA, as shown in the Citigroup Quarterly Financial Data Supplement, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission, for the most recent year ended December 31. For purposes of Section 2(c)(i) and Section 2(c)(ii), the term “Participant’s business unit” means Institutional Clients Group. For purposes of Section 2(c)(i), the term “material downturn” shall be defined for the Company as occurring where the Company experiences a Pre-Tax Loss for the performance year and for a Participant’s business unit as occurring where the Reference Business (which for purposes of this Section 2(c) only shall be Institutional Clients Group for all Participants) experiences a Pre-Tax Loss for the performance year. The amount of “Pre-Tax Profit” (or “Pre-Tax Loss”) for each relevant calendar year is the amount of income (loss) from continuing operations before income taxes of the Company or the applicable Reference Business as shown in the Quarterly Financial Data Supplement for the quarter ended December 31 for each such year, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission.

(iv)    For purposes of Section 2(c)(i) and Section 2(c)(ii), in determining whether there has been a material failure of risk management, the Committee will take account of all relevant factors, including without limitation (1) the existence of a breach of risk limits, a failure to set appropriate risk limits or a failure to supervise or enforce such limits, (2) a failure to maintain, supervise and/or adhere to appropriate risk controls, (3) the financial losses attributable to the failure, (4) the amount of any fines and other regulatory actions attributable to the failure, and (5) any reputational damage and other adverse impacts of the failure on the Company’s relationship with regulators, stockholders and other key stakeholders.

(d)    Sale Restriction on a Stock Award Applicable to MRTs. If Participant has been designated as a MRT (as defined in Section 2(e) below) shares that vest pursuant to this Agreement may not be sold or otherwise transferred until the end of the period set forth in the Award Summary on page 1 of this Agreement that begins on the applicable vesting date, or, if earlier, the date of Participant’s death.

Notwithstanding the foregoing, if the Company is required to withhold any tax upon the vesting of such shares, only the net, after-tax shares will be subject to the restriction on sale or other transfer. If Participant has a tax liability, or if Participant is a participant in the Citigroup Expatriate Program (an “Expatriate”) and Participant has a hypothetical tax liability, the Company may, in its discretion, but only to the extent permitted by applicable law, release from restriction a number of whole shares that, if sold at then current market prices, as determined by the Company, will be sufficient to cover Participant’s actual (or hypothetical) tax liability. To the extent the withholding or release of sale-restricted shares for the purpose of funding tax (or hypothetical tax) obligations is not permitted for any reason, Participant will be required to fund payment of the amount due in cash. If Participant’s employment is terminated pursuant to Section 3(f) of this Agreement, any shares that are vested but undistributed pursuant to this Section 2(d) as of Participant’s termination date will be canceled.
(e)    MRTs. For purposes of this Agreement, (1) a “U.K. MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the European Banking Authority Regulatory Technical Standards for identifying Material Risk Takers (the “EBA MRT Standards”) and the relevant rules of the Prudential Regulation Authority and the Financial Conduct Authority, (2) an “EU MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the EBA MRT Standards and applicable country rules within the EU, and (3) a “MRT” means an employee who has been designated by the Company as either a U.K. MRT or an EU MRT.

(f)    CRD4 Clawback Extension. If Participant has been designated a “U.K. MRT” (as defined in Section 2(e) above) and is performing a senior management function designated by the Prudential Regulation Authority, the period during which the CRD4 Clawback applicable to Participant applies may be extended from the seventh anniversary to the tenth anniversary of the Award Date upon notice by the Company to Participant, which shall be given no later than the seventh anniversary of the Award Date; provided however, no such notice shall be given to Participant unless the Company has commenced an investigation into facts or events which it considers could potentially lead to the application of the CRD4 Clawback were it not for the expiry of the clawback period or it has been notified by a regulatory authority that an investigation has been commenced into facts or events which the Company considers could potentially lead to the application of the CRD4 Clawback were it not for the expiry of the clawback period.

(g)    Additional Conditions.

(i)    The Company shall not be obligated to issue any fractional shares when shares are deliverable. If a Stock Award includes or results in an entitlement to a fractional share for any reason, the Stock Award shall be settled in full by issuance of the maximum whole number of shares Participant is entitled to receive and the Company may cancel the fractional share without any compensation to the Participant.

(ii)    All distributions of shares pursuant to the Stock Award will be net of any shares withheld for taxes.

(iii)    Once all applicable conditions to vesting have been satisfied, vested Awards will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement. Vesting and distribution or payment in each case are subject to receipt of the information necessary to make required tax payments, compliance with any post-termination stock ownership commitment and submission of appropriate documentation of compliance, and confirmation by Citigroup that all applicable conditions to vesting and distribution or payment have been satisfied.

(iv)    Notwithstanding anything in this Agreement to the contrary, the Committee will suspend the vesting, payment, or distribution of any Award pending an investigation into whether there are circumstances that would prevent an Award from vesting under the general vesting conditions or Performance Vesting Condition or subject the Award to forfeiture pursuant to the Citi or EU Clawbacks.

(v)    If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions are, in fact, not satisfied with respect to any outstanding Award, the Award may be reduced or canceled. If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were, in fact, not satisfied with respect to an Award that should not have been paid or vested, Participant will be obligated, pursuant to Section 6 of this Agreement, to return or repay to the Company any improperly vested shares or amounts.

3. Termination of Employment and Other Changes in Status. If Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Award will be affected as provided in this Section 3. If Participant’s employment with the Company terminates for any reason not described below, the Award will be canceled.

(a)    Voluntary Resignation. If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 3(j) or (k) below, vesting of the Award will cease on the date Participant’s employment is so terminated; all unvested shares in a Stock Award will be canceled and Participant will have no further rights of any kind with respect to the Award. For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment, unless otherwise required by law.

(b)    Disability. The Award will continue to vest on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave ends in a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, an unvested Award will continue to vest on schedule subject to all other provisions of this Agreement.

(c)    Approved Personal Leave of Absence (Non-Statutory Leave).

(i)    The Award will continue to vest on schedule subject to all other provisions of this Agreement during the first six months of Participant’s personal leave of absence that was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). Unvested shares in a Stock Award will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii)    If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) before the approved personal leave of absence exceeds six months, an unvested Award will continue to vest on schedule, subject to Section 3(k).

(d)    Statutory Leave of Absence. An unvested Award will continue to vest on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”). If Participant’s employment terminates for any reason during a statutory leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) during a statutory leave of absence, an unvested Award will continue to vest on schedule, subject to Section 3(k).
(e)    Death. If Participant’s employment terminates by reason of Participant’s death, or if Participant dies following a termination of his or her employment, Participant’s unvested Award will vest upon Participant’s death and become distributable to Participant’s estate as soon as practicable;

provided, however, that if the Citi Clawback, the EU Clawback, or the Performance Vesting Condition have been triggered by circumstances existing at the time of Participant’s death, Participant’s unvested Award will be reduced or canceled accordingly.

(f)    Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), vesting of the Award will cease on the date Participant’s employment is so terminated; unvested shares and any vested but undistributed shares in a Stock Award will be canceled as of the date Participant’s employment is terminated and Participant will have no further rights of any kind with respect to the Award. For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition during employment by the Company with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct under the Company’s guidelines.

(g)    Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, the unvested Award will continue to vest on schedule subject to all other provisions of this Agreement.

(h)    Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), the unvested Award will continue to vest on schedule subject to all other provisions of this Agreement. If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 3(g) will apply to the Award. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(i)    Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity where the Company ceases to own at least 50% of the voting power or value of the equity of the employing entity (hereinafter, a “change in control”), the unvested Award will continue to vest on schedule subject to all other provisions of this Agreement. For purposes of this Section 3(i), “Company” means Citigroup and its consolidated subsidiaries. In the event of a “Change of Control” (as defined in the Stock Incentive Plan) of Citigroup, the Committee, in its sole discretion may, subject only to the limitations specified in the Stock Incentive Plan and in Sections 9, 12, and 13 of this Agreement, take any actions with respect to awards (including this Award) that are permitted by the Stock Incentive Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

(j)    Voluntary Resignation to Pursue Alternative Career. If Participant has not met the conditions of Section 3(k), and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career (i) in government service, (ii) for a bona fide charitable institution, or (iii) as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), the unvested Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the applicable guidelines (or until such earlier date on which Section 3(e) applies); provided that in the event of resignations described in Sections 3(j)(ii) and (iii), Participant remains continuously employed in the alternative career (or a new alternative career) until each scheduled vesting date and Participant provides by each subsequent vesting date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant vesting date, the unvested Award will be canceled.

(k)    Satisfying the “Rule of 60.”

(i)    Except as provided in Section 3(k)(ii) below, if Participant (1) meets the Rule of 60 (as defined below), and (2) is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed, directly or indirectly, by a Significant Competitor of the Company (as defined in Section 3(l) below), the unvested Stock Award will continue to vest on schedule subject to all other provisions of this Agreement. For purposes of this Agreement, Participant will meet the Rule of 60 if Participant is (A) at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (B) under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”). Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(ii)    If at the time of Participant’s voluntary termination with the Company, Participant satisfies the requirements of Section 3(k)(i) and (1) Participant’s work location is in Massachusetts or (2) Participant is a Massachusetts resident, Participant will be required to sign a separation agreement, in connection with Participant’s termination of employment that contains the Significant Competitor provision described in Section 3(l) below. In the event the Participant does not sign the separation agreement, or rescinds it within seven business days after signing it, the Stock Award will be canceled under Section 3(a) above.

(l)    Definition of “Significant Competitor;” Certification of Compliance.

(i)    For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion. Employment by a Significant Competitor includes service on a board of directors or similar governing body of any Significant Competitor (including subsidiaries or affiliates) that is also listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement. For purposes of this Section 3(l), “Company” means Citigroup and any of its subsidiaries.

(ii)    Whenever an Award continues to vest pursuant to Section 3(k) following a termination of employment, the vesting of the Award will be conditioned upon Participant’s providing by each subsequent vesting date, if requested by the Company, a written certification that Participant has complied with the terms and conditions of Sections 3(k) and 3(l)(i) in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company and the companies listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant vesting date, vesting of the Award will cease as of the date that is immediately prior to the vesting date, the unvested portion of the Award will be canceled, and Participant will have no further rights of any kind with respect to such Award.

(m)    Suspension of Employment. If the Company suspends Participant’s employment (with or without pay) during an investigation, then all vesting of any Award and any payment of dividends or dividend equivalents will likewise be suspended pending the outcome of the investigation. If Participant’s employment terminates for any reason during or after such investigation, then the termination of employment will, for purposes of the Award and vesting related thereto, be effective as of the date of the suspension.

4. Transferability. No unvested Award may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Award will be exercisable only by Participant, and any and all payments in respect of the Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

5. Stockholder Rights. Participant will have no voting rights as a stockholder of Citigroup over any shares subject to a Stock Award, unless and until the shares subject to the Stock Award are vested. As the Stock Award is subject to the Performance Vesting Condition, the Stock Award will accrue dividend equivalents during the vesting period, which will be the same as dividends paid to record holders of shares of outstanding Citigroup stock. Such dividend equivalents will be paid, without interest, if and when, and only to the extent that, the shares subject to the Stock Award vest and are distributed to Participant. Participant may trade in Citigroup shares and employ personal hedging or pledging strategies with respect to vested and unvested Stock Awards only as permitted under the Company’s trading policies and applicable local law. [An Award granted to a MRT (as defined in Section 2(e) above) does not provide for dividend equivalents.]

6. Repayment Obligations and Right of Set-Off.
(a)    Repayment Obligations. If the Committee determines that all conditions to vesting and payment or distribution of the Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate Participant’s rights with respect to such Award (or improperly vested portion thereof). If such Award (or improperly vested portion thereof) has already been paid or distributed, Participant agrees, upon demand, to return to the Company any shares of Citigroup stock or cash amounts distributed or paid to Participant in settlement of such Stock Award (or improperly vested portion thereof), or (in lieu of returning improperly vested shares) pay an amount equal to the fair market value of such shares on their vesting date, if greater than their fair market value on the date they are due to be returned to the Company, without reduction for any shares of Citigroup stock or cash withheld to satisfy withholding tax or other obligations due at the time such distribution that is subsequently determined to have been improperly made.
(b)    Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds or securities otherwise payable to Participant pursuant to the Award or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds or securities and set-off such obligations or liabilities, as described above, until such time as they would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

7. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

8. Plan Administration. The Award described in this Agreement has been granted subject to the terms of the Stock Incentive Plan, and the shares deliverable to Participant in connection with an Award will be from the shares available for grant pursuant to the terms of the Stock Incentive Plan. The Committee has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of this Agreement or relevant Plan provisions or the administration of an Award, and will have the exclusive and final authority to determine all calculations of all Award amounts. The Committee has the exclusive authority to establish administrative procedures to implement the terms of an Award. Any such procedure will be conclusive and binding on Participant.

9. Adjustments to the Award.

(a)    Capital Structure. In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure (a “Capital Restructuring”), to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee will make such appropriate equitable adjustments as may be permitted by the terms of the Stock Incentive Plan and applicable law, to the number or kind of shares subject to an Award.

(b)    Equitable Adjustments. In the event of a Capital Restructuring, reorganization of a Reference Business, or change in public reporting of a Reference Business (an “Event”), the Committee will adjust Pre-Tax Profit, Pre-Tax Loss, Participant's Reference Business and any related provision of an Award in a manner consistent with such Event, which adjustment will not require the consent of the affected Participants.

(c)    Modifications. The Committee retains the right to modify Participant’s Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification through a prospectus supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(d)    Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to an Award.

10. Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Award, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Award until the vesting of the Award and the subsequent sale of any shares received in connection with a Stock Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancelation if Participant fails to make any such required tax payment.

(b)    Stock Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Award or at such times as otherwise may be required in connection with the Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the amount due to the appropriate tax authorities (or to the Company, in the case of hypothetical tax), as determined by the Company. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on a Stock Award, or if Participant does not make a timely election, the Company will withhold shares from the vested shares that are distributable to Participant to fund all or any portion of tax that is required by law to be withheld, but only if such shares have vested pursuant to the terms of this Agreement. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Company), the excess of the amount of hypothetical tax due over the tax withheld with respect to the Award (or other subject award). Participant agrees that the Company, in its discretion, may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Stock Award or any other equity award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to vesting of the Stock Award (or other subject equity award), and that if the required amounts are not timely remitted to the Company, the Stock Award (or other subject equity award) may be canceled. Whenever withholding in shares is permitted or mandated by the Company, the number of shares to be withheld will be based on the fair market value, as determined by the Company. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Company and provision for timely payment of such amounts by Participant has not been made, instead of canceling an equity award (as provided above), the Company, in its sole discretion, may sell on behalf of Participant, at Participant’s market risk and expense, the number of shares subject to the award that at the market sale price obtainable for the shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant’s tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant’s obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining shares (if otherwise distributable to Participant) will be delivered to Participant.

11. Entire Agreement; No Right to Employment. The Stock Incentive Plan, the Prospectus, and this Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Compliance with Regulatory Requirements. The Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

13. Section 409A and Section 457A Compliance.

(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award or the plans and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and an Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award. In such circumstances, Citigroup may, but will not be required to, modify or amend the Award, as provided by the Stock Incentive Plan. However, Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. If an Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of shares to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

14. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Award will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. This Agreement will control in the event of a conflict between this Agreement and the Prospectus. In the event of a conflict between this Agreement and the Stock Incentive Plan, the Stock Incentive Plan will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the Stock Incentive Plan as if the illegal or invalid provision did not exist.

15. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)     Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S

PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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SCHEDULE 1- DATA PROTECTION STATEMENT (APPLICABLE WHERE THE GDPR APPLIES)

Data Controller	Citigroup Inc.
Data Protection Officer	EMEA Chief Privacy Officer [Contact Information Intentionally Omitted]
Purpose and grounds for data processing
Implementation and administration of DIRAP and CAP, including, a participant’s actual participation, or consideration by the Company for potential future participation, in any similar or equivalent award plan or program.

Data processing is necessary for the performance of this Agreement to which you, the data subject, are party, or in order to take steps in connection with the Company considering you for any future participation in any similar or equivalent award plan or program.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP or CAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP or CAP being superseded as follows:
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
All other 25 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information
Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the Plan, DIRAP and CAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU
Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.

Individual rights
Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.

Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.